Getty Images Reports Second Quarter 2025 Results
•Q2 Revenue Growth of 2.5%, Currency Neutral Growth of 1.8%
•Q2 Annual Subscription Revenue Growth of 3.7%, Currency Neutral 3.0%
•Annual Subscription Revenue Rose to 53.5% of Total Revenue in Q2
•Reaffirms 2025 Revenue and Adjusted EBITDA Guidance

New York, NY, August 11, 2025 – Getty Images Holdings, Inc. (“Getty Images” or the “Company”) (NYSE: GETY), a preeminent global visual content creator and marketplace, today reported financial results for the second quarter ended June 30, 2025.

“We delivered solid growth in the second quarter, driven by continued momentum in our subscription business and strong demand for our content and services with acceleration across Corporate, and a return to growth in Media," said Craig Peters, Chief Executive Officer. "Our partnerships, unrivalled access, expertise, exclusive content, comprehensive coverage, best-in-class search and customer service all contribute to an offering which uniquely meets customer needs. We remain confident in our strategy and on track to achieve our 2025 outlook."

“We executed well, delivering our fifth consecutive quarter of revenue growth with healthy operating metrics,” said Jennifer Leyden, Chief Financial Officer. “As we look ahead, we will continue to emphasize execution, fiscal discipline and building momentum into the back half of the year.”

Second Quarter 2025 Financial Summary:
•Revenue for the period was $234.9 million, an increase of 2.5% year over year and 1.8% on a currency neutral basis.
•Creative revenue of $130.8 million, down 5.1% year over year and 5.7% on a currency neutral basis.
•Editorial revenue of $88.3 million, up 5.6% year over year and 4.6% on a currency neutral basis.
•Annual Subscription Revenue as a percentage of total revenue grew to 53.5% from 52.9% in Q2’24.
•Net Loss of $34.4 million, compared to a Net Income of $3.7 million in Q2’24. Included in the Q2’25 results are:
•$57.2 million increase in foreign exchange loss primarily due to revaluation of the Euro Term Loan, and
•$10.9 million decrease in income from operations primarily due to approximately $14.4 million of merger related expenses.
•Net Loss Margin for Q2’25 was 14.6% compared to Net Income Margin of 1.6% in Q2’24.
•On a non-GAAP basis, adjusted Net Income* was $22.2 million, as compared to $7.1 million adjusted Net Income* in the prior year.
•Adjusted EBITDA* of $68.0 million, down 1.2% year over year and 2.2% on a currency neutral basis. Adjusted EBITDA Margin* remained strong at 28.9% for Q2’25 compared to 30.0% in the prior year period.
•Adjusted EBITDA less capex* was $51.9 million, down 3.0% year over year and down 2.8% on a currency neutral basis.

Liquidity and Balance Sheet:
•Net cash provided by operating activities of $6.5 million in Q2’25, compared to $46.4 million in the prior year period. The decrease in cash provided by operating activities was primarily due to merger related costs.
•Free cash flow* of $(9.6) million in Q2’25, compared to $31.1 million in the prior year period.
•Ending cash balance on June 30, 2025 was $110.3 million, down $10.9 million from the ending balance on December 31, 2024 and down $11.4 million from June 30, 2024. The year-on-year decrease reflects voluntary debt paydowns over the past twelve months, quarterly amortization on the Euro term loan, and outflows related to the refinancing transactions completed in the first half of 2025, partially offset by the benefits of foreign currency. The Company has $150.0 million available through its Revolver, which remains undrawn, for total available liquidity of $260.3 million.
•During the quarter, the company completed a permitted voluntary loan to bond exchange for its $580.0 million of USD fixed rate loans. In total, $539.9 million of loans were exchanged into new fixed rate notes with the same maturity and 11.25% rate as the USD fixed rate loans.
•Total debt was $1.39 billion, which included $539.9 million in Senior Secured Notes, Term Loan balance of $550.3 million, consisting of $40.1 million in USD and $510.2 million in USD equivalent of Euros, converted using exchange rates as of June 30, 2025, and $300.0 million in senior unsecured notes.

* Non-GAAP Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA less capex, and Free Cash Flow are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section below.

Key Performance Indicators (KPIs)
Our KPIs outlined below are the metrics that provide management with the most immediate understanding of the drivers of business performance and our ability to deliver shareholder return, track to financial targets and prioritize customer satisfaction. KPI comparisons for the last twelve months ended June 30, 2024 reflect the impact of the Hollywood strikes.

	Last Twelve Months Ended June 30,
	2025	2024	Increase / (Decrease)
LTM total purchasing customers (thousands)[1]	707	740	(4.4)%
LTM total active annual subscribers (thousands)[2]	321	282	13.8%
LTM paid download volume (millions)[3]	93	95	(1.7)%
LTM annual subscriber revenue retention rate[4]	93.4%	89.4%	400 bps
Image collection (millions)[5]	591	553	7.0%
Video collection (millions) [5]	34	30	14.7%
LTM video attachment rate[6]	16.7%	15.6%	110 bps
Annual subscription - includes products and subscriptions for 12 months or longer, Unsplash API, and Custom Content.

1 The count of total customers who made a purchase within the reporting period based on billed revenue.
2 The count of customers who were on an annual subscription product during the reporting period.
3 A count of the number of paid downloads by our customers in the reporting period. Excludes downloads from Editorial Subscriptions, Editorial feeds and certain API structured deals, including bulk unlimited deals. Excludes downloads related to an agreement signed with Amazon, as the magnitude of the potential download volume over the deal term could result in significant fluctuations in this metric without corresponding impact to revenue in the same period.
4 This calculates retention of total revenue for customers on an annual subscription product, comparing the customer’s total billed revenue (inclusive of both annual subscription and non-annual subscription products) in the LTM period to the prior LTM period.
5 A count of the total images and videos in our content library as of the reporting date.
6 A measure of the percentage of total paid customer downloaders who are video downloaders.

Second Quarter 2025 and Other Recent Business Highlights:
•Exclusive photography partner to Coachella Valley Music & Arts Festival, The Met Gala, BAFTA Television Awards, and the Tribeca Film Festival. Named Official Photography partner to the British Film Institute.
•Upgraded AI suite of services to generate even higher quality outputs with better prompt adherence, still based on a foundational model only trained from licensed creative content that respects the rights of IP holders and artists.

•Launched bundles of pre-shot modification AI capabilities with image subscriptions on iStock. Customers can now access iStock's pre-shot creative library and clean suite of AI services to use in concert with those images, in one simple plan.

Financial Outlook for Full Year 2025
The following tables summarize Getty Images’ reaffirmed fiscal year 2025 guidance:

2025 Guidance
Revenue	$931 million to $968 million
Revenue YoY	-0.9% to 3.1%
Revenue YoY, Currency Neutral	-1.0% to 3.0%
Adjusted EBITDA	$277 million to $297 million
Adjusted EBITDA YoY	-7.6% to -1.2%
Adjusted EBITDA YoY, Currency Neutral	-7.9% to -1.4%

The guidance has been prepared based on the following foreign currency exchange rates: the Euro at 1.10 and GBP at 1.30, which remains unchanged. In addition, the Adjusted EBITDA guidance continues to include approximately $8.0 million of one-off increases in SG&A, with $5.5 million expected in the second half of the year, as the Company accelerates its SOX compliance efforts in 2025. This acceleration is to prepare for what the Company anticipates being a necessary shift in resources and focus on merger and integration related activities upon the expected close of the transaction with Shutterstock.

Previously Announced Merger Agreement with Shutterstock
On January 7, 2025, Getty Images announced that it entered into a merger agreement with Shutterstock to combine in a merger of equals transaction, creating a premier visual content company.

On April 2, 2025, Getty Images announced that the Company and Shutterstock, Inc had each received a Request for Additional Information and Documentary Material (Second Request) from the U.S. Department of Justice in connection with the proposed merger. Following submission of a briefing paper, on April 22, 2025, the United Kingdom Competition and Markets Authority invited Getty Images to submit a Merger Notice and their review process is ongoing.

Getty Images and Shutterstock intend to continue working cooperatively with the DOJ and the UK Competition Markets Authority to obtain regulatory clearance for the proposed merger as expeditiously as possible. The proposed transaction was approved by Shutterstock stockholders on June 10, 2025 and remains subject to other customary closing conditions.

Both parties continue to expect the transaction to close by the end of 2025.

For additional information associated with the transaction, please see the Company filings from time to time with the Securities and Exchange Commission.

Webcast & Conference Call Information
The Company will host a conference call and live webcast with the investment community at 4:30 p.m. Eastern Time today, Monday, August 11, 2025, to discuss its second quarter 2025 results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.gettyimages.com/. To access the call through a conference line, dial 1-800-225-9448 (in the U.S.) or 1-203-518-9708 (international callers). The conference ID for the call is GETTYQ2. A replay of the conference call will be posted shortly after the call and will be available for fourteen days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 11159655.

About Getty Images
Getty Images (NYSE: GETY) is a preeminent global visual content creator and marketplace that offers a full range of content solutions to meet the needs of any customer around the globe, no matter their size. Through its Getty Images, iStock and Unsplash brands, websites and APIs, Getty Images serves customers in almost every country in the world and is the first-place people turn to discover, purchase and share powerful visual content from the world’s best photographers and videographers. Getty Images works with almost 600,000 content creators and more than 355 content partners to deliver this powerful and comprehensive content. Each year Getty Images covers more than 160,000 news, sport and entertainment events providing depth and breadth of coverage that is unmatched. Getty Images maintains one of the largest and best privately-owned photographic archives in the world with millions of images dating back to the beginning of photography.

Through its best-in-class creative library and Custom Content solutions, Getty Images helps customers elevate their creativity and entire end‑to‑end creative process to find the right visual for any need. With the adoption and distribution of generative AI technologies and tools trained on permissioned content that include indemnification and perpetual, worldwide usage rights, Getty Images and iStock customers can use text to image generation to ideate and create commercially safe compelling visuals, further expanding Getty Images capabilities to deliver exactly what customers are looking for.

For Company news and announcements, visit our Newsroom.

Forward-Looking Statements
Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including: our inability to continue to license third-party content and offer relevant quality and diversity of content to satisfy customer needs; our ability to attract new customers and retain and motivate an increase in spending by our existing customers; our ability to grow our subscriptions business; the user experience of our customers on our websites; the extent to which we are able to maintain and expand the breadth and quality of our content library through content licensed from third-party suppliers, content acquisitions and imagery captured by our staff of in-house photographers; the mix of and basis upon which we license our content, including the price-points at, and the license models and purchase options through, which we license our content; the risk that we operate in a highly competitive market; the risk that we are unable to successfully execute our business strategy or effectively manage costs; our inability to effectively manage our growth; our inability to maintain an effective system of internal controls and financial reporting; the risk that we may lose the right to use “Getty Images” trademarks; our inability to evaluate our future prospects and challenges due to evolving markets and customers’ industries; the legal, social and ethical issues relating to the use of new and evolving technologies, such as Artificial Intelligence and machine learning (collectively, “AI”), including statements regarding AI and innovation momentum; the increased use of AI applications such as generative AI technologies that may result in harm to our brand, reputation, business, or intellectual property; the risk that our operations in and continued expansion into international markets bring additional business, political, regulatory, operational, financial and economic risks; our inability to adequately adapt our technology systems to ingest and deliver sufficient new content; the risk of technological interruptions or cybersecurity breaches, incidents, and vulnerabilities; the risk that any prolonged strike by, or lockout of, one or more of the unions that provide personnel essential to the production of films or television programs, such as the 2023 strike by the writers’ union and the actors’ unions and including its lingering effects, could impact our entertainment business; the inability to expand our operations into new products, services and technologies and to increase customer and supplier awareness of our new and emerging products and services, including with respect to our AI initiatives; the loss of and inability to attract and retain key personnel that could negatively impact our business growth; the inability to protect the proprietary information of customers and networks against security breaches and protect and enforce intellectual property rights; our reliance on third parties; the risks related to our use of independent contractors; the risk that an increase in government regulation of the industries and markets in which we operate could negatively impact our business; the impact of worldwide and regional political, military or economic conditions, including declines in foreign currencies in relation to the value of the U.S. dollar, hyperinflation, higher interest rates, trade wars and restrictions, tariffs, devaluation the impact of bank failures on the marketplace and the ability to access credit and significant political or civil disturbances in international markets where we conduct business; the risk that claims, judgements, lawsuits and other proceedings that have been, or may be, instituted against us or our predecessors, including pending lawsuits brought against us by former warrant holders, could adversely affect our business; the inability to maintain the listing of our Class A common stock on the New York Stock Exchange; volatility in our stock price and in the liquidity of the trading market for our Class A common stock; the impact of any widespread outbreak of an illness, pandemic or other local or global health issue, natural disasters, or climate change; changes in applicable laws or regulations; the risks associated with evolving corporate governance and public disclosure requirements; the risk of greater than anticipated tax liabilities; the risks associated with the storage and use of personally identifiable information; earnings-related risks such as those associated with late payments, goodwill or other intangible assets; our ability to obtain additional capital on commercially reasonable terms; the risks associated with being an “emerging growth company” and “smaller reporting company” within the meaning of the U.S. securities laws; risks associated with our reliance on information technology in critical areas of our operations; our potential inability to pay dividends for the foreseeable future; the risks associated with additional issuances of Class A common stock without stockholder approval; risks related to our proposed merger with Shutterstock, Inc.; costs related to operating as a public company; and other risks and uncertainties identified in “Item 1A Risk Factors” of our most recently filed Annual Report on Form 10-K (the “2024 Form 10-K”). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described under the heading “Item 1A Risk Factors” in our 2024 Form 10-K and in our other filings with the SEC. The risks described under the heading “Item 1A Risk Factors” in our 2024 Form 10-K and other filings with the SEC are not exhaustive. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, the statements of belief and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us, as applicable, as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$234,882	$229,140	$458,959	$451,418

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	$65,629	$63,097	$125,838	$123,353
Selling, general and administrative expenses	105,066	101,232	203,334	202,176
Depreciation	15,535	14,689	30,482	29,049
Amortization	573	592	1,139	1,126
Loss on litigation	2,007	2,792	6,350	4,814
Other operating expenses – net	10,512	280	28,914	3,408
Total operating expenses	199,322	182,682	396,057	363,926
Income from operations	35,560	46,458	62,902	87,492

Other (expense) income, net:
Interest expense	(36,556)	(33,890)	(69,231)	(66,614)
(Loss) on fair value adjustment for swaps – net	—	—	—	(1,459)
Foreign exchange (loss) gain – net	(54,771)	2,439	(79,849)	18,861
Loss on extinguishment of debt	—	—	(5,474)	—
Other non-operating (expense) income – net	(1,935)	1,180	(4,029)	2,695
Total other expense – net	(93,262)	(30,271)	(158,583)	(46,517)
(Loss) income before income taxes	(57,702)	16,187	(95,681)	40,975
Income tax (expense) benefit	23,343	(12,498)	(41,250)	(23,699)

Net (loss) income	(34,359)	3,689	(136,931)	17,276
Less:
Net income (loss) attributable to non-controlling interest	710	(158)	710	(26)
Net (loss) income attributable to Getty Images Holdings, Inc.	$(35,069)	$3,847	$(137,641)	$17,302

Net (loss) income per share attributable to Class A Getty Images Holdings, Inc. common stockholders:
Basic	$(0.08)	$0.01	$(0.33)	$0.04
Diluted	$(0.08)	$0.01	$(0.33)	$0.04

Weighted-average Class A common shares outstanding:
Basic	413,741,878	408,989,273	413,110,883	407,312,262
Diluted	413,741,878	414,439,239	413,110,883	414,666,363

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$110,275	$121,173
Restricted cash	4,105	4,131
Accounts receivable – net of allowance of $6,100 and $6,164, respectively	162,659	151,130
Prepaid expenses	15,463	16,327
Insurance recovery receivable	37,619	45,000
Taxes receivable	10,540	9,577
Other current assets	8,148	11,477
Total current assets	348,809	358,815
Property and equipment, net	187,178	177,292
Operating lease right-of-use assets	29,241	32,453
Goodwill	1,516,960	1,510,477
Intangible assets, net of accumulated amortization	416,030	389,906
Deferred income taxes, net	66,355	63,965
Other assets	31,388	30,800
Total assets	$2,595,961	$2,563,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,496	$99,320
Accrued expenses	66,686	59,938
Short-term debt, net	21,101	—
Income taxes payable	9,463	10,913
Litigation reserves	114,002	110,994
Deferred revenue	184,934	172,090
Total current liabilities	499,682	453,255
Long-term debt, net	1,341,305	1,314,424
Lease liabilities	25,925	29,034
Deferred income taxes, net	44,803	24,357
Uncertain tax positions	21,711	22,329
Other long-term liabilities	2,523	1,969
Total liabilities	1,935,949	1,845,368
Commitments & contingencies (Note 12)

Stockholders’ equity:
Class A common stock, $0.0001 par value: 2.0 billion shares authorized; 414.8 million shares issued and outstanding as of June 30, 2025 and 412.3 million shares issued and outstanding as of December 31, 2024	41	41
Additional paid-in capital	2,027,941	2,017,407
Accumulated deficit	(1,361,123)	(1,223,482)
Accumulated other comprehensive loss	(55,701)	(123,770)
Total Getty Images Holdings, Inc. stockholders’ equity	611,158	670,196
Non-controlling interest	48,854	48,144
Total stockholders’ equity	660,012	718,340
Total liabilities and stockholders’ equity	$2,595,961	$2,563,708

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(136,931)	$17,276
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	31,621	30,175
Foreign currency gain (losses) on foreign denominated debt	57,141	(15,128)
Equity-based compensation	8,311	13,148
Debt extinguishment	5,474	—
Deferred income taxes – net	26,118	8,725
Uncertain tax positions	(618)	(1,854)
Non-cash fair value adjustment for swaps	—	1,459
Amortization of debt issuance costs	4,318	1,283
Non-cash operating lease costs	6,286	6,049
Other	6,233	1,494
Changes in assets and liabilities:
Accounts receivable	(6,610)	14,391
Accounts payable	5,165	(5,440)
Accrued expenses	(3,142)	3,400
Insurance recovery receivable	7,381	2,124
Litigation reserves	3,008	2,699
Lease liabilities, non-current	(7,257)	(6,118)
Income taxes receivable/payable	(1,165)	(3,965)
Interest payable	9,616	(2)
Deferred revenue	6,842	(3,058)
Other	139	1,313
Net cash provided by operating activities	21,930	67,971

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(31,817)	(29,833)
Acquisition of a business, net of cash acquired	—	(14,906)
Net cash used in investing activities	(31,817)	(44,739)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	1,040,872	—
Debt refinancing costs	(39,196)	(2,205)
Prepayment of debt	(1,024,278)	(35,200)
Proceeds from common stock issuance	1,303	5,256
Cash paid for settlement of employee taxes related to equity-based awards	—	(2,625)
Net cash used in financing activities	(21,299)	(34,774)

Effects of exchange rates fluctuations	20,262	(3,076)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(10,924)	(14,618)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of period	125,304	140,850
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of period	$114,380	$126,232

Non-GAAP Financial Measures

In order to assist investors in understanding the core operating results that our management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Adjusted EBITDA, (2) Adjusted EBITDA Margin, (3) Adjusted EBITDA less capex (4) Adjusted EBITDA less capex Margin, (5) Adjusted Net Income and Adjusted Earnings Per Share and (6) Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results. We also evaluate our revenue on an as reported (U.S. GAAP) and currency neutral basis. We believe presenting currency neutral information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are provided below.

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA less capex and Adjusted EBITDA less capex Margin

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net (loss) income	$(34,359)	$3,689	$(136,931)	$17,276
Add/(less) non-GAAP adjustments:
Depreciation and amortization	16,108	15,281	31,621	30,175
Other operating expense – net	10,512	280	28,914	3,408
Loss on litigation	2,007	2,792	6,350	4,814
Interest expense	36,556	33,890	69,231	66,614
Fair value adjustments, foreign exchange and other non-operating (income) expense [1]	56,706	(3,619)	83,878	(20,097)
Loss on extinguishment of debt	—	—	5,474	—
Income tax (benefit) expense	(23,343)	12,498	41,250	23,699
Equity-based compensation expense, net of capitalization	3,787	4,013	8,311	13,148
Adjusted EBITDA	67,974	68,824	138,098	139,037
Capex	16,114	15,380	31,817	29,833
Adjusted EBITDA less capex	51,860	53,444	106,281	109,204
Net (loss) income margin	(14.6)%	1.6%	(29.8)%	3.8%
Adjusted EBITDA margin	28.9%	30.0%	30.1%	30.8%
Adjusted EBITDA less capex margin	22.1%	23.3%	23.2%	24.2%
(1) Fair value adjustments for our swaps and foreign currency exchange contracts, foreign exchange gains (losses) and other insignificant non-operating related expenses (income).
Reconciliation of Adjusted Net Income and Adjusted Earnings Per Share
Adjusted Net Income and Adjusted Earnings Per Share are non-GAAP financial measures that we use to provide a more meaningful comparison of our core operating results from period to period. These measures exclude the impact of certain items that we believe are not indicative of our core operating performance. These adjustments include, but are not limited to, foreign exchange gains (losses), net and other non-recurring items. The following table reconciles Net Income (Loss) and Earnings (Loss) Per Share, the most directly comparable GAAP measures, to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share for the periods presented:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net (loss) income	(34,359)	3,689	(136,931)	17,276
Add/(less) non-GAAP adjustments:
Equity-based compensation expense	3,787	4,013	8,311	13,148
Tax effect of equity-based compensation expense[1]	(964)	(1,020)	(2,117)	(3,355)
Loss on litigation	2,007	2,792	6,350	4,814
Tax effect of loss on litigation, net of recovery[1]	(522)	(726)	(1,652)	(1,253)
Foreign exchange	54,771	(2,439)	79,849	(18,861)
Tax effect on foreign exchange (loss) gain – net[1]	(15,329)	753	(22,449)	5,135
Acquisition related costs	14,376	—	32,419	1,100
Tax effect of acquisition related costs[1]	(3,688)	—	(8,382)	(286)
Loss on debt extinguishment and expensed financing costs	2,857	—	11,508	—
Tax effect of loss on debt extinguishment and expensed financing costs[1]	(743)	—	(2,993)	—
Adjusted net income (loss)	$22,193	$7,062	$(36,087)	$17,718

Earnings per share:			—	—
Diluted earnings per share	$(0.08)	$0.01	$(0.33)	$0.04
Adjusted diluted earnings per share	$0.05	$0.02	$(0.09)	$0.04

Weighted average diluted shares	413,741,878	414,439,239	413,110,883	414,666,363
(1) Statutory tax rates used to calculate the tax effect of the adjustments.

Reconciliation of Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	6,546	$46,443	$21,930	$67,971
Acquisition of property and equipment	$(16,111)	$(15,381)	$(31,817)	$(29,833)
Free Cash Flow	$(9,565)	$31,062	$(9,887)	$38,138

OTHER FINANCIAL DATA
Revenue by Product

(In thousands, except percentages)	Three Months Ended June 30,				increase / (decrease)
	2025	% of revenue	2024	% of revenue	$ change	% change	CN % change
Creative	130,824	55.7%	137,897	60.2%	(7,073)	(5.1)%	(5.7)%
Editorial	88,342	37.6%	83,619	36.5%	4,723	5.6%	4.6%
Other	15,716	6.7%	7,624	3.3%	8,092	106.1%	105.5%
Total revenue	$234,882	100.0%	$229,140	100.0%	$5,742	2.5%	1.8%

(In thousands, except percentages)	Six Months Ended June 30,				increase / (decrease)
	2025	% of revenue	2024	% of revenue	$ change	% change	CN % change
Creative	262,998	57.3%	276,739	61.3%	(13,741)	(5.0)%	(4.3)%
Editorial	170,959	37.2%	163,048	36.1%	7,911	4.9%	5.1%
Other	25,002	5.4%	11,631	2.6%	13,371	115.0%	114.6%
Total revenue	$458,959	100.0%	$451,418	100.0%	$7,541	1.7%	2.1%
Certain prior year amounts have been reclassified to conform to the current year presentation.

Balance Sheet & Liquidity

($ millions)	June 30, 2025	December 31, 2024	June 30, 2024
Cash & Cash Equivalents[1]	$110.3	$121.2	$121.7
Available under Revolving Credit Facility[2]	$150.0	$150.0	$150.0
Total Liquidity	$260.3	$271.2	$271.7

Old Term Loans Outstanding - USD Tranche	$—	$579.2	$601.8
Old Term Loans Outstanding - EUR Tranche[3]	$—	$435.2	$448.5
New Term Loans Outstanding - USD Tranche	$40.1	$—	$—
New Term Loans Outstanding - EUR Tranche[3]	$510.2	$—	$—
Total Balance - Term Loans Outstanding[4]	$550.3	$1,014.4	$1,050.3

Short-term debt, net[4]	$21.1	$—	$—
Senior Unsecured Notes	$300.0	$300.0	$300.0
Senior Secured Notes	$539.9	$—	$—

1 Excludes restricted cash of $4.1 million as of June 30, 2025, $4.1 million as of December 31, 2024 and $4.5 million as of June 30, 2024.
2 Our Revolving Credit Facility was effective May, 2023 and matures May, 2028.
3 Face Value of Debt is €440.0 million as of June 30, 2025 converted using FX spot rate of 1.17 on and face value of debt of 419M EUR as of both December 31, 2024 and June 30, 2024 converted using the FX spot rate as of 1.01 and 1.07, respectively, as of those dates.
4 Represents face value of debt, not GAAP carrying value.

Investor Contact:
Getty Images
Steven Kanner
Investorrelations@gettyimages.com

Media Contact:
Getty Images
Julia Holmes
Julia.Holmes@gettyimages.com